Exhibit 99.2

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8
Phone: 514.744.6792
Fax: 514.744.6272

Contact Information:

Elif McDonald

514-856-3855

877-281-6642 (toll free)

elif.mcdonald@valeant.com

Media:

Renée Soto

 or

Chris Kittredge/Jared Levy

Sard Verbinnen & Co.

212-687-8080

Valeant To Sell CeraVe, AcneFree And AMBI Skincare

Brands To L'Oreal For $1.3 Billion

LAVAL, Quebec, Jan. 10, 2017 /PRNewswire/ -- Valeant Pharmaceuticals International, Inc. (NYSE/VRXTSX: VRX) (“Valeant” or the “Company”) today announced that it has entered into an agreement to sell its CeraVe, AcneFree and AMBI skincare brands to L’Oréal for $1.3 billion in cash. The CeraVe, AcneFree, and AMBI product lines have annualized revenue of approximately of $168 million.

“We are pleased to announce the progress we are making in reshaping our product portfolio and driving value for our shareholders,” said Valeant CEO Joseph C. Papa. “The success of these products, and today's transaction, is a testament to the Valeant teams who have impressively grown these brands over the past several years. We believe these products will benefit even further from the resources and capabilities of a global beauty company like L’Oréal, which is well equipped to build on the success of these brands and expand into new global markets. Our remaining consumer products business is well positioned for continued advancement within Valeant’s portfolio.”

•	The CeraVe brand portfolio offers a range of advanced skincare products, including cleansers, moisturizers, sunscreens, healing ointments and a dedicated baby line. Developed with dermatologists, CeraVe is one of the fastest growing skincare brands in the U.S. with average growth over the past two years exceeding 20%.

•	The AcneFree brand portfolio offers a full range OTC cleansers and acne treatments in the U.S. introduced to the market in 1966.

•	The AMBI brand portfolio offers a range of skincare products formulated for the needs of multicultural consumers that includes creams, cleansers and moisturizers in the face and body category.

Valeant will use the proceeds from the sale to permanently repay term loan debt under its Senior Credit Facility. The transaction is expected to close in the first quarter of 2017, subject to customary closing conditions, including receipt of applicable regulatory approvals. Wachtell, Lipton, Rosen & Katz acted as advisor to Valeant on the transaction.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX: VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorders, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-looking Statements

This press release may contain forward-looking statements which may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company's most recent annual or quarterly report and detailed from time to time in Valeant's other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. Some of these risks and uncertainties include factors relating to Valeant's ability to consummate the transaction and realize expected gains. There can be no assurance that any transaction between Valeant and L'Oréal will occur, or will occur on the timetable contemplated hereby. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, unless required by law.